Independent Auditor's Consent


We consent to the incorporation by reference in Registration Statement No. 333-444605 on Form S-8 of our report relating to the Merisel, Inc. 401(k) Retirement Savings Plan dated June 25, 2002, appearing in this Annual Report on Form 11-K of the Merisel, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2001.



Ahlstrom and Baker, CPAs
Los Alamitos, California




June 26, 2002